                        AUTOMATIC REINSURANCE AGREEMENT


                                    Between


                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

   (now known as the MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA)
                             Boston, Massachusetts

                                      And

                      SWISS RE LIFE & HEALTH AMERICA INC.
                               New York, New York

                        AUTOMATIC REINSURANCE AGREEMENT

                                    Contents
                                    --------


ARTICLE I       Scope of Agreement
ARTICLE II      Commencement & Termination of Liability
ARTICLE III     Oversights - Clerical Errors
ARTICLE IV      Mortality Net Amount At Risk
ARTICLE V       Reinsurance Premiums
ARTICLE VI      Experience Refund
ARTICLE VII     Reinsurance Administration
ARTICLE VIII    Settlement of Claims
ARTICLE IX      Tax Credits
ARTICLE X       Regulatory Compliance
ARTICLE XI      Inspection of Records
ARTICLE XII     Insolvency
ARTICLE XIII    Arbitration
ARTICLE XIV     Rights of Offsetting Balances Due
ARTICLE XV      Contract and Program Changes
ARTICLE XVI     Federal Taxes
ARTICLE XVII    Parties to Agreement
ARTICLE XVIII   Entire Agreement
ARTICLE XIX     Duration of Agreement


  Signature Page

  EXHIBIT A  -  Variable Annuities Covered Under This Agreement
  EXHIBIT B  -  Sub-Accounts
  EXHIBIT C  -  Experience Refund and Loss Carryforward Definitions and Formulae

                        AUTOMATIC REINSURANCE AGREEMENT


THIS AGREEMENT between the NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY (now known as the MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA), a corporation organized under the laws of the State of Delaware, hereinafter referred to as the "Company", and SWISS RE LIFE & HEALTH AMERICA INC., a corporation organized under the laws of the State of New York, hereinafter referred to as "Swiss Re Life & Health", WITNESSETH AS FOLLOWS:


                                   ARTICLE I

                               Scope of Agreement

        1. On and after the 1st day of August, 1997, the Company will automatically reinsure with Swiss Re Life & Health, and Swiss Re Life & Health will automatically accept, a 50% quota share of the mortality net amount at risk, as defined in Article IV, generated prior to annuitization or complete surrender by the contract owner, by the Guaranteed Minimum Death Benefit provisions within the variable annuity contracts issued by the Company as set forth in Exhibit A.

        2. Swiss Re Life & Health's maximum aggregate liability in any one calendar year shall not exceed 3% (300 basis points) of Swiss Re Life & Health's quota share percentage of the average aggregate account value over each respective calendar year of coverage. This average shall be calculated by totaling the aggregate account value as of the end of each calendar month and dividing the result by the number of months.

        3. Swiss Re Life & Health's maximum liability on any one life reinsured hereunder shall be Two Million Dollars ($2,000,000) multiplied by the quota share percentage reinsured by Swiss Re Life & Health specified in paragraph 1 of this Article, and calculated as specified in Article IV of this Agreement.

        4. This Agreement covers only the Company's liability for claims paid under variable annuity contracts written on the contract forms specified in Exhibit A and supported by sub-accounts which were reviewed by Swiss Re Life & Health prior to their issuance.

                                   ARTICLE II

                    Commencement & Termination of Liability


        1. On reinsurance ceded under the terms of this Agreement, the liability of Swiss Re Life & Health shall commence simultaneously with that of the Company, and will terminate upon the earliest of re-registration, annuitization, surrender or termination in accordance with Article XIX. Re-registration is a term used to describe a process in which the Beneficiary continues the Variable Annuity Contract as the new Owner upon death of the original Owner.

        2. Swiss Re Life & Health shall be liable to reimburse claims on only those deaths where the date of death is on or after August 1, 1997, in accordance with Article VIII.

                                  ARTICLE III

                          Oversights - Clerical Errors


        1. Should either the Company or Swiss Re Life & Health fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Company or Swiss Re Life & Health, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the position they would have occupied had no such oversight, misunderstanding, or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

                                   ARTICLE IV

                          Mortality Net Amount At Risk
                          ----------------------------

    1. The mortality net amount at risk for each variable annuity contract reinsured hereunder shall be calculated as of the last day of each calendar month and shall be calculated as described below, except that the amount shall not be less than zero and shall not be greater than the product of ($2,000,000) per life and the quota share percentage reinsured by Swiss Re Life & Health.

VNAR =  50% of [(SA - Separate Account CSV) +
        Max(0, Contractual GMDB - FA - SA)]

    where:

    SA                   = Separate Account Assets.

    FA                   = Fixed Account Assets.

    SC                   = Total surrender charges under all contracts
                           reinsured.

    SASC%                = SA/(SA + FA), an aggregate measure recalculated
                           monthly.

    Separate Account CSV = SA - (SASC% * SC)


The contractual death benefit and the contract value shall be as described in the variable annuity contract forms specified in Exhibit A.

                                   ARTICLE V

                              Reinsurance Premiums
                              --------------------

1. (a) Reinsurance premiums shall be calculated monthly. The initial reinsurance premium shall be equal to the minimum monthly premium rate as described in paragraph 1(b), below. Subsequent reinsurance premiums shall be equal to 150% of the prior calendar month's death claim reimbursement, subject to the minimum and maximum monthly premiums stated in 1(b) and 1(c), below.

   (b) The minimum monthly premium shall be equal to the product of the current minimum monthly premium rate and Swiss Re Life & Health's quota share percentage of the greater of the average aggregate account values and the average aggregate GMDB over each calendar month of all variable annuities reinsured hereunder.

        The current minimum monthly premium rate shall be equal to

          PRODUCT                         BASIS POINTS
          One Time Nine (9) Year Ratchet  0.625
          (until contract termination)

   (c) The maximum monthly premium shall be equal to the product of the current maximum monthly premium rate and Swiss Re Life & Health's quota share percentage of the greater of the average aggregate account values and the average aggregate GMDB over each calendar month of all variable annuities reinsured hereunder.

        The current maximum monthly premium rate shall be equal to

          PRODUCT                         BASIS POINTS
          One Time Nine (9) Year Ratchet  1.0417
          (until contract termination)

     2. The total reinsurance premium shall be reduced by the ratio of:
          the sum of the mortality net amounts at risk in excess of $1 million on any lives reinsured hereunder multiplied by the quota share percentage reinsured by Swiss Re Life & Health to the total mortality net amounts at risk on all variable annuity contracts reinsured hereunder multiplied by the quota share percentage reinsured by Swiss Re Life & Health.

     3. The monthly reinsurance premium shall be due and payable on a calendar quarterly basis as described in Article VII.

     4. The reinsurance premium rates described above shall remain in effect as long as the death benefit design, the contract fees, the mortality and expense charges, the administration fees, and the surrender charges in effect at the inception of this Agreement remain unchanged.

                                   ARTICLE VI


                               Experience Refund

     1. Swiss Re Life & Health shall pay the Company an experience refund equal to 50% of the Adjusted Profit, as defined in Exhibit C, for all variable annuity contracts covered under this Agreement as set forth in Exhibit A.

     2. The refund shall be calculated each calendar quarter by Swiss Re Life & Health and settled annually by July 31st of each year.

                                  ARTICLE VII

                           Reinsurance Administration
                           --------------------------

     1. Within 30 days of the end of each calendar quarter, the Company will furnish Swiss Re Life & Health a separate electronic report for each Guaranteed Minimum Death Benefit design specified in Exhibit A, valued as of the last day of that calendar quarter. Each report will indicate for all inforce annuities reinsured hereunder:

          a) Annuitant's name, sex, date of birth and social security number

          b)  Owner's name, sex, date of birth and social security number

          c)  Contract number

          d)  Contract issue date

          e)  Contract form number

          f)  Current contract separate account value

          g)  Current contract value fixed account value

          h)  Cumulative net considerations

          i)  Current contract minimum guaranteed death benefit

          j)  Current contract death benefit

          k)  Current contract cash surrender value

          l)  Current variable net amount at risk

     2. Additionally, within 30 days of the end of each calendar quarter, the Company will furnish Swiss Re Life & Health a separate paper report for each GMDB design and tax status combination specified in Exhibit A, summarizing the following data:

          a)  Reinsurance premiums due Swiss Re Life & Health

          b)  Death claim reimbursements due the Company

          c)  Total number of contracts reinsured

          d)  Total current contract separate account value

          e)  Total current fixed account value

               f)   Total cumulative net considerations

               g)   Total current guaranteed minimum death benefit

               h)   Total current death benefit

               i)   Total current cash surrender value

               j)   Total current variable risk amount


     3. If the net balance is due Swiss Re Life & Health, the amount due shall be remitted with the report statement. If the net balance is due the Company, Swiss Re Life & Health shall remit the amount to the Company within 10 days of the receipt of the report.

                                  ARTICLE VIII


                              Settlement of Claims

     1. The claims that are eligible for reimbursement are only those that the Company is required to pay on deaths that occur on or after the effective date of this Agreement.

     2. In the event the Company provides satisfactory proof of claim to Swiss Re Life & Health, claim settlements made by the Company shall be unconditionally binding on Swiss Re Life & Health.

     3. The death claim reimbursed by Swiss Re Life & Health shall be determined as of the date due proof of death is received at the Company's Annuity Service office.

     4. Within 30 days of the end of each calendar quarter, the Company shall notify Swiss Re Life & Health of the reinsured death benefits paid in that calendar quarter and Swiss Re Life & Health will reimburse the Company, as provided in Article VII, for the reinsured benefits.

     5. Settlements by Swiss Re Life & Health shall be in a lump sum regardless of the mode of payment made by the Company to the beneficiary.

                                   ARTICLE IX

                                  Tax Credits

        1. Swiss Re Life & Health shall not reimburse the Company for state premium taxes.

                                   ARTICLE X

                             Regulatory Compliance

        1. Swiss Re Life & Health agrees to comply with all regulatory directives required to permit the Company to receive statutory reserve credit for the reinsurance ceded under this Agreement.

        2. The Company warrants that it has secured all necessary federal and state licenses and approvals, and that it is operating in compliance with federal investment laws and state investment and insurance laws and regulations.

                                   ARTICLE XI

                             Inspection of Records

        1. Swiss Re Life & Health shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the Company all records referring to reinsurance ceded to Swiss Re Life & Health.

        2. Likewise, the Company shall have the right at all reasonable times and for any reasonable purpose to inspect at the offices of Swiss Re Life & Health all records pertaining to reinsurance ceded to Swiss Re Life & Health by the Company. Swiss Re Life & Health shall also provide reasonable access, during regular business hours, to records pertaining to such reinsurance to any regulator having authority over the Company's products and operations.

                                  ARTICLE XII

                                   INSOLVENCY

     1. In the event of the insolvency of the Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Swiss Re Life & Health directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the contract reinsured without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against the insolvent Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, Swiss Re Life & Health may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or to its liquidator, receiver or statutory successor.

     2. It is further understood that the expense thus incurred by Swiss Re Life & Health shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by Swiss Re Life & Health. Where two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Reinsurance Agreement as though such expense had been incurred by the Company.

     3. In the event of the insolvency of Swiss Re Life & Health and the appointment of receivers therefor, the liability of Swiss Re Life & Health shall not terminate but shall continue with respect to the reinsurance ceded to Swiss Re Life & Health by the Company prior to the date of such insolvency or appointment, and the Company shall have a security interest in any and all sums held by or under deposit in the name of Swiss Re Life & Health.

                                  ARTICLE XIII

                                  ARBITRATION

     1. In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies other than the two parties to this Agreement or their affiliates, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator.

     2. If the two arbitrators fail to agree on the selection of a third arbitrator within 60 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

     3. The arbitrators shall consider this Reinsurance Agreement not merely as a legal document but also as a gentlemen's agreement. In resolving the dispute, the arbitrators will give full consideration to the customs and practices of the life insurance and life reinsurance industry, insofar as they are not in conflict with the specific terms of this Agreement. The arbitrators shall decide by a majority vote. There shall be no appeal from their written decision.

     4. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrators.

                                  ARTICLE XIV

                        Right of Offsetting Balances Due
                        --------------------------------

     1. The Company and Swiss Re Life & Health shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assigns, against balances due the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the Company and Swiss Re Life & Health. This right of offset shall not be affected or diminished because of insolvency of either party to this Agreement.

                                   ARTICLE XV

                          Contract and Program Changes
                          ----------------------------

     1. The Company may amend, substitute, add or delete variable investment funds to the separate accounts supporting the annuity contract as described in the contract general provisions. No such change will be made by the Company without prior notification to Swiss Re Life & Health and without the prior approval of the Securities and Exchange Commission, if necessary. The Company agrees to maintain at all times a satisfactory selection of core investment options with characteristics similar to those listed in Exhibit B.

     2. The Company will also give Swiss Re Life & Health advance notice of any other changes to its annuity product design, its fees and charges, its distribution systems and/or methods, or the addition of any riders to any contract form reinsured hereunder.

     3. Should any such change result in a material increase in the reinsured net amount at risk and/or material decrease in the reinsurance premiums due, Swiss Re Life & Health shall have the right to modify any of the terms of this Agreement.

                                  ARTICLE XVI

                                 Federal Taxes

     1. The Company and Swiss Re Life & Health hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the Effective Date of this Agreement and for all subsequent taxable years for which this Agreement remains in effect.

          (a) The term "party" will refer to either the Company or Swiss Re Life & Health, as appropriate.

          (b) The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

          (c) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

          (d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

          (e) The Company will submit a schedule to Swiss Re Life & Health by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Company will report such net consideration in its tax return for the preceding calendar year.

          (f) Swiss Re Life & Health may contest such calculation by providing an alternative calculation to the Company by June 1. If Swiss Re Life & Health does not so notify the Company, the Company will report the net consideration as determined by the Company in the Company's tax return for the previous calendar year.

                (g) If Swiss Re Life & Health contests the Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount by July 1. If the Company and Swiss Re Life & Health reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

        2. Swiss Re Life & Health and the Company represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code.

                                  ARTICLE XVII

                              Parties to Agreement

        1. This Agreement is an indemnity reinsurance agreement solely between the Company and Swiss Re Life & Health. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between Swiss Re Life & Health and the annuitant, owner, beneficiary or any other party under any contracts of the Company which may be reinsured hereunder, and the Company shall be and remain solely liable to such parties under such contracts reinsured hereunder.

                                 ARTICLE XVIII


                                Entire Agreement

     1. This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

                                  ARTICLE XIX


                             Duration of Agreement

     1. New business shall be ceded under this Agreement until August 1, 1998. As of that date, the reinsurance facility may be renewed subject to mutually acceptable terms.

     2. Upon 180 days written notice, either the Company or Swiss Re Life & Health may cancel this Agreement any time on or after the first anniversary of this Agreement. Inforce business ceded hereunder shall not be affected if the Company and Swiss Re Life & Health fail to reach acceptable terms for new business.

     3. Any time on or after the fifteenth anniversary of this Agreement, the Company may, upon 90 days written notice, irrevocably elect to cancel the reinsurance in force under this Agreement, provided the loss carryforward, calculated as described in Exhibit C of this Agreement, is non-negative. Upon election, the reinsurance shall be recaptured at a constant rate by reducing the quota share percentage set forth in Article I, paragraph 1, by 1.4% per month. The reduction shall begin in the month of election and continue for 36 consecutive months. The quota share percentage will then be equal to 0% and the reinsurance ceded hereunder shall be fully recaptured and this Agreement shall then be terminated.

     4. Should the Company fail to pay reinsurance premiums when due, Swiss Re Life & Health may give the Company thirty (30) days notice, after reinsurance premiums are ninety (90) days or more in arrears, that reinsurance coverage on the affected reinsurance is suspended. The reinsurance coverage will be reinstated at the option of Swiss Re Life & Health upon receipt of all the overdue premiums. However, Swiss Re Life & Health shall have no liability for claims that occur during a period of suspension. Also, suspension of reinsurance coverage shall not relieve the Company of liability for premiums due Swiss Re Life & Health.

IN WITNESS WHEREOF, the Company and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.


NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
(now known as the MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA)


By:________________________________     Attest:________________________________

Title:_____________________________     Title:_________________________________

Date:______________________________     Date:__________________________________


SWISS RE LIFE & HEALTH AMERICA INC.


By:________________________________     Attest:________________________________

Title:_____________________________     Title:_________________________________

Date:______________________________     Date:__________________________________

                                   EXHIBIT A

                Variable Annuities Covered Under This Agreement

 I.  Contracts Covered:

     The Venture Vantage Combination Fixed and Variable Annuity with One Time Nine Year Ratchet Benefit.

     Contract Form Number -- Venture APP 01, and all state variations Product Code -- VTG20

II.  Contract Issue Dates:

     Contracts issued by the Company on and after August 1, 1997 and before August 1, 1998.

                                   EXHIBIT B

                                  Sub-Accounts

I.   Trust Portfolio

     Pacific Rim Emerging Markets Fund
     Science & Technology Fund
     International Small Cap Fund
     Emerging Growth Fund
     Pilgrim Baxter Growth Fund
     Small/Mid Cap Fund
     International Stock Fund
     Worldwide Growth Fund
     Global Equity Fund
     Rosenberg Small Company Value Fund (available October 1, 1997)
     Growth Fund
     Equity Fund
     Quantitative Equity Fund
     Blue Chip Growth Fund
     Real Estate Securities Fund
     Value Fund
     International Growth and Income Fund
     Growth and Income Fund
     Equity-Income Fund
     Balanced Fund
     Aggressive Asset Allocation Fund
     High Yield Fund
     Moderate Asset Allocation Fund
     Conservative Asset Allocation Fund
     Strategic Bond Fund
     Global Government Bond Fund
     Capital Growth Bond Fund
     Investment Quality Bond Fund
     U. S. Government Securities Fund
     Money Market Fund
     Lifestyle Aggressive 1000 Fund
     Lifestyle Growth 820 Fund
     Lifestyle Balanced 640 Fund
     Lifestyle Moderate 460 Fund
     Lifestyle Conservative 280 Fund

                                   EXHIBIT C
                    Experience Refund and Loss Carryforward
                            Definitions and Formulae


t                   = current month

q                   = current quarter

(sum symbol)AV(t)   = Sum total of Swiss Re Life & Health's quota share
                      percentage of account values at end of month t

Avg. AV(t)          = 50% of ((sum symbol)AV(t-1) + (sum symbol)AV(t))

(sum symbol)GMDB(t) = Sum total of Swiss Re Life & Health's quota share percentage of guaranteed minimum death benefits at end of month t

Avg. GMDB(t)        = 50% of ((sum symbol)GMDB(t-1) + (sum symbol)GMDB(t))

APR                 = annualized premium rate for each product combination

MPR                 = Monthly premium rate for each product combination
                    = (APR divided by 12)

RP(t)               = Reinsurance premiums due at end of month t
                    = 150% DBR(t-1), subject to:
                      Min. = MPR x Minimum multiple x greater of (Avg. AV(t))
                        or (100% of Avg. GMDB(t))
                      Max. = MPR x Maximum multiple x greater of (Avg. Av(t))
                        or (100% of Avg. GMDB(t))

Min. Multiple       = 1.0000

Max. Multiple       = 1.6667

RP(1)               = MPR x greater of (Avg. AV(1.)) or (Avg. GMDB(1))

DBR(t)              = Death benefit recoveries in month t
                    = Sum of individual reinsured variable net risk amounts
                      reimbursed upon death

DBR(o)              = 0

AdjP(t)             = Adjusted profit for all products reinsured hereunder
                      for month t
                    = RP(t) - DBR(t) - MEC(t) - CHGRES(t) + CFWD(t)

AdjP(o)         = 0

AdjP(y)         = Adjusted profit for calendar year y

CHGRES(t)       = Change in reinsurance reserves for month t

MEC(t)          = Monthly expense charge for month t, applied to average
                    aggregate account value over the month
                = (2.0 basis points divided by 12) x Avg. AV(t)

CFWD(t) = Carryforward from month (t-1), adjusted for interest = AdjP(t-1) x (1 + CIR(t))

                  When t = 13, 25, 37...., then CFWD(t)
                = (AdjP(t-1) - Refund ((t-1)/12) x (1 + CIR(t))

CIR(t)          = Carryforward interest rate for month t
                = (Avg. U.S. Treasury bill rate for month t + 2.0%)
                    divided by 12

PR(y)           = Payout ratio for year y
                = 1.0 if AdjP(y) > 0, otherwise 0

Refund(y)       = 50% of adjusted profit for year y, provided it is positive
                = 50% x AdjP(y) x PR(y)